EXHIBIT 77Q1(e)(3)

                                 AMENDMENT No. 1

                                     TO THE

                        INVESTMENT SUB-ADVISORY AGREEMENT

         AMENDMENT made this 1st day of July, 2006 to the Sub-Advisory Agreement
dated  May  1,  2006  (the   Agreement),   among  MFS  Series  Trust  XIII,  a
StateMassachusetts   business  trust  (the  Trust),   Massachusetts  Financial
Services  Company,  a StateDelaware  corporation (the Adviser) and Sun Capital
Advisers   LLC.,   a   StateplaceDelaware   limited   liability   company   (the
Sub-Adviser). In consideration of the mutual covenants contained herein, the parties agree as follows:

Pursuant to Paragraph 13 of the Agreement, the compensation of the Sub-Adviser referenced as stated in Appendix A is hereby amended as follows:

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Fund                        Annual Sub-Advisory Fee

MFS Diversified             0.30% of the  average  daily  net  assets  of the
Income Fund                 portion of the Fund managed by the Sub-Adviser

In all other respects, the Agreement is confirmed and remains in full force and effect.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first mentioned above.



MASSACHUSETTS FINANCIAL SERVICES         SUN  CAPITAL ADVISERS LLC.
COMPANY

By:       ROBERT J. MANNING              By: LEO D. SARACENO

Name:    Robert J. Manning               Name:     Leo D. Saraceno
Title:   Chief Executive Officer         Title:    Senior Vice President

                                         BY: JAMES F. ALBAN

                                         Name:     James F. Alban
                                         Title:   SVP, Chief Financial Officer

MFS SERIES TRUST XIII,
on behalf of the Fund

By:       SUSAN S. NEWTON

Name:    Susan S. Newton
Title:   Assistant Secretary